UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2023

CLANCY CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-213698	30-0944559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 805, West Building 4, Xintiandi Business Center,

Gongshu District, Hangzhou City, Zhejiang Province, China

(Address of Principal Executive Offices)

+86-189-1098-4577

(Registrant’s telephone number, including area code)

2nd Floor, BYD, No. 56, Dongsihuan South Road,

Chaoyang District, Beijing, China

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers’ Election of Directors; Appointment of Principal Officers.

On June 26, 2023, a change of control occurred with respect to the Company. Pursuant to a Stock Purchase Agreement entered into by and among the Clancy Corp. (“Company”), Xiangying Meng, the Company’s sole officer and director and majority shareholder, along with certain other shareholders, as sellers (collectively “Sellers”), and Guangzhe Su (“Buyer”) (the “Purchase Agreement”), Sellers collectively assigned, transferred and conveyed to Buyer a total of 79,700,000 shares of common stock of Company (“Common Stock”), which represents approximately 52.056% of the total issued and outstanding shares of the Company. The Common Stock was acquired for the sum of $50,000 payable to the Sellers, and in addition, the Company will enter into a two year consulting agreement with Mr. Meng for $189,100. In addition, Mr. Meng forgave all of the outstanding indebtedness owed by the Company. Mr. Su used his own personal funds to acquire the Common Stock.

Mr. Su now owns 79,700,000 shares of common stock of the Company or approximately 52.056% of the issued and outstanding shares of common stock of the Company.

In connection with the transaction, Mr. Meng resigned as Chairman, Chief Executive Officer and President of the Company and Mr. Su was appointed Chief Executive Officer and Chairman of the Company. Mr. Meng remains as Chief Financial Officer and a director of the Company.

New Executive Officer and Director

Name	Age	Position
Guangzhe Su	52	Chief Executive Officer, President and Chairman

Guangzhe Su. Mr. Su is an entrepreneur having formed numerous companies in his business career. In 2017, he established Zhejiang Brilliant New Electric Vehicle Co., Ltd. (“Brilliant NEV”), a technology company, which among other things, provide smart charging, power storage and replacement services, located in Zhejiang, PRC. In November 2022, he also established Zhejiang Brilliant Business Holdings Co., Ltd., located in Zhejiang, PRC, which is the parent entity of Brilliant NEV. Presently, he is the Chairman and General Manager of Zhejiang Brilliant Business Holdings Co., Ltd. He has acted in that capacity since 2022.

There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new officer is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event. The officer serves in such executive positions at the discretion of the Board of Directors. The Company and its new officer have verbally agreed that no compensation will be due or owning to the new officer until such time as the parties reach a written compensation agreement, if any.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the date of this filing, and gives effect to above described transaction, by (i) each named executive officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group.

Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person. The address of each person is deemed to be the address of the issuer unless otherwise noted. The percentage of common stock held by each listed person is based on 153,105,464 shares of common stock outstanding as of the date of this filing.

Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person. The address of both Mr. Su and Mr. Meng is the address of the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Officers and Directors
Guangzhe Su	79,700,000	52.056%
Xiangying Meng	28,403,250	18.551%
All officers and directors as a group (2 individuals)	108,103,250	70.607%

Greater than 5% Holders
Meillon Equity Transfer Agency Services Ltd.(1)	31,000,000	20.248%
Fusheng Lei(2)	14,000,000	9.144%

(1).	The address of the shareholder is 1142 S. Diamond Bar Blvd. Suite 450, Diamond Bar, Ca 91765. The control person of the shareholder is Mr. Fusheng Lei.

(2).	The amount excludes 31,000,000 shares of common stock held by Meillon Equity Transfer Agent Services Ltd. The address of the shareholder is Room 1401, Building 43, Area B, Linken Park, Yizhuang Town, Daxing District, Beijing, China.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLANCY CORP.
(Registrant)

/s/ Xiangying Meng
Xiangying Meng
Chief Financial Officer

Date: June 28, 2023